Exhibit 99.1

Presto Raises Capital from Remus Investor Group, Announces Addition of Two Board Members, and Significant Cost Reductions

SAN CARLOS, Calif., Nov. 17, 2023 (GLOBE NEWSWIRE) -- Presto Automation Inc. (NASDAQ: PRST), one of the largest AI and automation technology providers to the restaurant industry, today announced it had entered into agreements with a Remus Capital-affiliated syndicate of investors to sell 7,000,000 shares of common stock of the company in a registered offering that the company anticipates will result in gross proceeds of approximately $7.0 million. This capital comes in addition to the previously disclosed $3 million invested by Cleveland Avenue, founded by Don Thompson, the former CEO of McDonald’s Corporation, and a $3 million upsize of the company’s existing credit facility with Metropolitan Partners Group. As part of the transaction, Remus Capital has appointed two additional directors to Presto's Board of Directors. Northland Capital Markets, Chardan, and The Benchmark Company are acting as the placement agents for the offering.

Presto also announced today that it would take further steps in its ongoing efforts to reduce costs, improve profitability, and streamline operations by implementing a reduction in force of its global full-time employee base by approximately 17%. The Company estimates that this initiative, along with other cost-saving initiatives, will reduce monthly expenditures by approximately $0.4 million, rising to approximately $1.2 million after approximately eight months.

"This equity commitment by a group of sophisticated investors demonstrates the strength of our strategic plans and market position,” said Xavier Casanova, CEO of Presto. “This funding, along with our efficiency initiatives, will enable us to continue leaning into the growth we are experiencing in our Presto Voice AI platform and will support our ability to maximize shareholder value with Presto Touch. We recently announced we have $17M of revenue opportunity at franchisee customers that are part of restaurant groups with signed MSAs or pilots and $100M of revenue opportunity at brands with signed MSAs or pilots; we intend to use this capital toward capturing that opportunity.”

“I have greater conviction in Presto than I've ever had before, as AI and automation technology gains significant traction among restaurant operators,” said Krishna Gupta, Chairman of Presto and CEO of Remus Capital. “The market is shifting from a ‘lead adopter’ to a ‘fast follower’ one, which fuels our optimism about Presto’s near and long-term growth prospects. We believe this transaction – done without warrants in this macroeconomic climate – should give the market confidence as we continue to unlock value in both Presto Voice and Presto Touch.

Remus is also appointing two additional individuals to the board: Tewfik Cassis, who was the first investor in Presto alongside Mr. Gupta, and Sasha Hoffman, another individual Presto investor and long-time business associate of Mr. Gupta’s. Both Mr. Cassis and Ms. Hoffman are entrepreneurial operators who will add significant product, technology, and financial expertise gained across their careers – Mr. Cassis at Facebook and McKinsey, and Ms. Hoffman at Uber and Goldman Sachs.

“I am delighted to make these additions to the board. I am confident that, as shareholders themselves, they will augment the board’s focus on maximizing shareholder value. Their appointment will also make Presto’s board 50% diverse; I believe having additional diversity of perspective and experience should further enable the Company’s success.” said Mr. Gupta.

The offering also includes the issuance to a Remus Capital-affiliated investor who led the investment round of an additional 750,000 shares, for a total of 7,750,000 shares issued in the offering, which together with 3,000,000 shares included above lowers its cost basis in our stock to approximately $3.00.

About Presto

Presto (Nasdaq: PRST) provides enterprise-grade AI and automation solutions to the restaurant enterprise technology industry. Our solutions are designed to decrease labor costs, improve staff productivity, increase revenue, and enhance the guest experience. We offer our AI solution, Presto Voice, to quick service restaurants (QSR) and our pay-at-table tablet solution, Presto Touch, to casual dining chains. Some of the most recognized restaurant names in the United States are among our customers, including Carl’s Jr., Hardee’s, and Checkers for Presto Voice and Applebee’s, Chili’s, and Red Lobster for Presto Touch.

About Remus Capital

Remus Capital is an early-stage venture capital firm that helps build, not bet on, companies transforming massive industries. Founded in an MIT dorm room during the Great Recession, Remus has helped build industry leaders across multiple sectors, with a focus on companies in applied AI and healthcare: two of the greatest value drivers of the next decade. Learn more at remuscap.com.

Contact
Investors:
investor@presto.com

Media:
Brian Ruby
media@presto.com